UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 7, 2015 (July 3, 2015)

ORAMED PHARMACEUTICALS INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-35813	98-0376008
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Hi-Tech Park 2/4 Givat Ram, PO Box 39098, Jerusalem, Israel	91390
(Address of Principal Executive Offices)	(Zip Code)

+972-2-566-0001

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS.

On July 3, 2015, Oramed Pharmaceuticals Inc. (the “Company”), and its wholly-owned subsidiary (the “Subsidiary”), entered into a non-binding Letter of Intent (the “LoI”) with Sinopharm Capital Management Co. Ltd. and Hefei Life Science & Technology Park Investments and Development Co., Ltd. (together - “Sinopharm-HLST”), according to which, the Company will enter into a Stock Purchase Agreement with Sinopharm-HLST pursuant to which Sinopharm-HLST will agree to buy and the Company will agree to sell an aggregate of 1,155,367 shares of its common stock, or the Shares, at a price per Share of approximately $10.39 (approximately $12,000,000), and in addition, the Subsidiary will grant a commercialization license in the territory of Peoples Republic of China (the “Territory”) related to oral insulin, for an aggregate of approximately $38,000,000, of which $18,000,000 would be paid up front, and $20,000,000 would be payable upon achievement of certain milestones, and royalties of 10% on net sales of the related commercialized products to be sold by Sinopharm-HLST in the Territory.

According to the LoI, Sinopharm-HLST will pay the Subsidiary a non-refundable amount of $500,000 as a non-shop fee, and the Company and the Subsidiary commit to negotiate exclusively with Sinopharm-HLST regarding an out-licensing and commercialization transaction in the Territory. In the event that the parties enter into a license agreement, the foregoing amount will be deducted from the initial payment due by Sinopharm-HLST to Oramed Ltd.

China National Pharmaceutical Group Corporation (“Sinopharm”) is the largest medical and healthcare group in China, which is directly managed by the State-owned Assets Supervision and Administration Commission of the State Council (“SASAC”). Sinopharm’s core businesses are focused on distribution, logistics, sales, R&D and manufacturing of healthcare related products. In 2014, the gross revenue of Sinopharm exceeded $39 billion. Sinopharm Capital Management Co. Ltd. is a professional asset management company within Sinopharm.

Hefei Life Science & Technology Park Investments and Development Co., Ltd.’s business focus includes industrial investment and incubation services; high-tech product R&D; technology transfer and related consulting services. HTBT has state of the art insulin production facilities in Hefei, China.

Warning Concerning Forward Looking Statements

This Current Report on Form 8-K contains statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. These forward looking statements are based upon the Company’s present intent, beliefs or expectations, but forward looking statements are not guaranteed to occur and may not occur for various reasons, including some reasons which are beyond the Company’s control. For example, this Report states that the Company expects to sell the Shares and to enter into a license agreement. The LoI is non-binding and the sale of the Shares and the execution of the license agreement are subject to negotiation of definitive documentation that may be delayed or may not occur. In addition, even if the license agreement is executed, $20,000,000 of the payments thereunder is subject to achievement of milestones that may not occur. Further, we and Sinopharm-HLST may not succeed in the commercialization of our products and even if our products are commercialized, they may not be sold in the Territory for various reasons and therefore we may not receive any royalties on such products. For these reasons, among others, you should not place undue reliance upon the Company’s forward looking statements. Except as required by law, the Company undertakes no obligation to revise or update any forward looking statements in order to reflect any event or circumstance that may arise after the date of this Report.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORAMED PHARMACEUTICALS INC.
July 7, 2015
	By:	/s/ Nadav Kidron
Name: Nadav Kidron Title: President and CEO